Exhibit 99.11

March 1, 2018

K-Z Evergreen, LLC

c/o AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of March 1, 2018 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

Concurrently with the execution of this commitment letter, K-Z Evergreen, LLC, (“K-Z Evergreen”) has entered into a letter agreement (the “K-Z LLC Equity Commitment Letter”) committing, subject to the terms and conditions set forth therein, to fund an aggregate amount equal to up to the amount of the Closing Commitment or Damages Commitment, as applicable, to Parent.

Section 1.        Commitments. Closing Commitment. Barry Zyskind, George Karfunkel and Leah Karfunkel (each, a “Family Stockholder” and collectively, the “Family Stockholders”) hereby jointly and severally commit, subject to the terms and conditions set forth in Section 3(a) hereof, that, immediately prior to the Closing, each shall agree to fund an amount not to exceed $400,000,000 to K-Z Evergreen solely to allow K-Z Evergreen to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price not to exceed $400,000,000 solely to allow Parent to (A) pay a portion of the aggregate Merger Consideration and all other amounts required to be paid or repaid by Parent or its Affiliates on the Closing Date in connection with the transactions contemplated by the Merger Agreement, (B) pay any and all fees and expenses required to be paid by Parent at the Closing and (C) satisfy all of the other payment obligations of Parent contemplated by the Merger Agreement and payable on the Closing Date (the “Closing Commitment”). The amount of the Closing Commitment to be funded under this commitment letter immediately prior to the Closing may be reduced on a dollar for dollar basis along with any reduction to the Closing Commitment under the K-Z LLC Commitment Letter pursuant to the terms thereof.

(b)        Damages Commitment. The Family Stockholders hereby jointly and severally commit, subject to the terms and conditions set forth in Section 3(b) hereof, that if the Company terminates the Merger Agreement pursuant to Section 7.01(d) of the Merger Agreement to the extent that damages are either (A) judicially determined by a final, non-appealable and binding judgment of a court of competent jurisdiction rendered against Parent or Merger Sub in favor of the Company in respect of a breach of the Merger Agreement by Parent or Merger Sub or (B) agreed in writing by Parent and the Company to be paid by Parent or Merger Sub to the Company (such amounts payable, “Damages”, and the aggregate amount of such Damages, the “Damage Amount”), the Family Stockholders hereby jointly and severally commit to K-Z Evergreen that they agree to fund an aggregate amount not to exceed $23,750,000 to K-Z Evergreen (the “Maximum Damage Commitment Amount”) solely to allow K-Z Evergreen to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent with an aggregate purchase price not to exceed the Maximum Damage Commitment Amount solely to allow Parent to fund a portion of the aggregate Damage Amount to be paid by Parent or Merger Sub (the “Damages Commitment”). In the event that the Damage Amount becomes payable, in no event shall the Family Stockholders be obligated to fund or otherwise pay to K-Z Evergreen or any other Person any amount in excess of the Maximum Damages Commitment Amount. If the Damage Amount under the K-Z LLC Commitment Letter is reduced pursuant to the terms thereof, then the Damages Commitment hereunder shall be reduced on a dollar for dollar basis along with any reduction to the Damages Commitment under the K-Z LLC Commitment Letter pursuant to the terms thereof.

(c)        Interaction of Commitments. In no event shall the Family Stockholders be required to fund both the Closing Commitment and the Damages Commitment.

(d)        Covenants of the Family Stockholders.

(i)        In accordance with applicable Law, each of the Family Stockholders shall use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this commitment letter and the Merger Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this commitment letter and the Merger Agreement. K-Z Evergreen agrees that it shall use its reasonable best efforts to cooperate with Parent with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this commitment letter.

(ii)        Notwithstanding anything to the contrary in this commitment letter, with respect to the Required Regulatory Approvals, none of the Family Stockholders shall be obligated to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by with respect to the Required Regulatory Approvals would or would reasonably be expected to result in a Burdensome Condition.

(iii)        The Family Stockholders agree to promptly provide to Parent any information about the Family Stockholders or their Affiliates that Parent or the Company reasonably determines upon the advice of counsel is required to be included in the Proxy Statement, Schedule 13E-3 or any other any other filing or notification with any Governmental Authorities in connection with the Merger and the transactions contemplated by the Merger Agreement, this commitment letter and the Rollover Agreement.

Section 2.        Use of Proceeds. The proceeds of the Closing Commitment and Damages Commitment will be used by K-Z Evergreen solely for the purposes set forth in Section 1(a) and Section 1(b) hereof, respectively.

Section 3.        Conditions.

(a)        Closing Commitment Conditions. The Family Stockholders’ obligation to fund the Closing Commitment is subject to, and conditioned upon: (A) the execution and delivery of the Merger Agreement by Company; (B) the continued satisfaction in full or waiver by the Parent of all conditions in Sections 6.01 and 6.03 of the Merger Agreement upon the date the Closing is required to have occurred pursuant to Section 2.03 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing but provided such conditions are satisfied at the Closing or waived by Parent at the Closing); (C) the substantially concurrent funding or consummation of the transactions contemplated pursuant to (i) the Trident Equity Commitment Letter and (ii) the Rollover Agreement; provided, that the failure of the condition in this clause (C) to be satisfied shall not limit K-Z Evergreen’s, Parent’s or the Company’s ability to seek to enforce the obligations of the Family Stockholders hereunder in accordance with the terms hereof if (x) K-Z Evergreen, Parent, or the Company, is also concurrently seeking enforcement of the Trident Equity Commitment Letter to the extent not funded (and the contemporaneous funding thereof) and the Rollover Agreement (and the contemporaneous contribution of Company common stock to Parent thereunder) or (y) each of Trident Pine and the Rollover Stockholders has satisfied, or is prepared to satisfy, its obligations under the Trident Equity Commitment Letter or the Rollover Agreement, as applicable; and (D) the contemporaneous consummation of the Closing pursuant to Section 2.03 of the Merger Agreement or a final, non-appealable and binding order or judgement awarding specific performance to cause Parent to consummate the Closing pursuant to Sections 8.06(c) and 8.06(d) of the Merger Agreement.

(b)        Damages Commitment Conditions. The Family Stockholders’ obligation to fund the Damages Commitment is subject to, and conditioned upon: (A) the execution and delivery of the Merger Agreement by the Company and (B) the Damages Amount being (i) judicially determined by a final, non-appealable and binding judgment of a court of competent jurisdiction or (ii) agreed in writing by Parent and the Company to be paid by Parent or Merger Sub to the Company.

Section 4.        Sponsor Related Parties. The Company’s right to seek specific performance under this commitment letter pursuant to Sections 5 and 11 hereof (subject to the terms hereof) are intended to be the sole and exclusive direct or indirect remedies available to the Company and any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Company against (a) the Family Stockholders, (b) any former, current or future director, officer, employee, agent, general or limited partner, manager, “principal”, member, stockholder or Affiliate of the Family Stockholders (including K-Z Evergreen (provided, for clarity, nothing herein shall affect the Company’s rights against K-Z Evergreen pursuant to the K-Z LLC Equity Commitment Letter), other than Parent and Merger Sub, or (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the persons referred to in clause (b) above, other than Parent and Merger Sub (the persons referred to in clauses (a) through (c) above, each a “Sponsor Related Party”), in respect of any liabilities or obligations arising under, or in connection with, this commitment letter or the Merger Agreement and the transactions contemplated hereby and thereby, including in the event the Parent or the Merger Sub breaches their respective obligations under the Merger Agreement. Under no circumstances shall any Sponsor Related Party be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Merger Agreement, this commitment letter or the transactions contemplated or otherwise incidental thereby or hereby. Sponsor Related Parties are expressly intended as third party beneficiaries of this provision of this commitment letter.

Section 5.        Termination. This commitment letter and the obligation of the Family Stockholders to fund the Closing Commitment or Damages Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms unless (i) the Company shall have terminated the Merger Agreement pursuant to Section 7.01(d) of the Merger Agreement (a “Specified Termination”) and (ii) the Company shall have notified Parent in writing within fifteen (15) Business Days following the effectiveness of the Specified Termination that it intends to initiate legal proceedings for Damages (in which case the obligation of the Family Stockholders to fund the Closing Commitment shall terminate but the obligation of the Family Stockholders to fund the Damages Commitment shall continue subject to the proviso below) and (c) except as expressly contemplated by Section 11 hereof, the Company or any of its Affiliates, directly or indirectly, asserting a claim or commencing an Action (in each case, whether in tort, contract or otherwise) against K-Z Evergreen, the Family Stockholders or any other Sponsor Related Party (each a “Non-Recourse Party”) in each case with respect to this commitment letter, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith); provided, that in the case of clause (ii) this commitment letter will terminate automatically and immediately unless the Company shall have initiated legal proceedings against Parent within sixty (60) days following the effectiveness of the Specified

Termination, in which case this commitment letter and the obligation of the Family Stockholders to fund the Damages Commitment will terminate automatically and immediately upon the earlier of (w) the execution of a binding settlement between Parent and the Company, (x) delivery of final, non-appealable and binding judgment of a court of competent jurisdiction rendered against Parent or Merger Sub in favor of the Company in respect of a breach of the Merger Agreement by Parent or Merger Sub, (y) delivery of final, non-appealable and binding judgment of a court of competent jurisdiction determining that Parent and Merger Sub have no liability to the Company under the Merger Agreement; and (z) the funding by the Family Stockholders of an amount to K-Z Evergreen equal to the Maximum Damage Commitment Amount, in the case of each of clauses (w) and (x) subject to the payment by Parent of any Damage Amount contemplated by such settlement or final judgment. Notwithstanding anything that may be expressed or implied in this commitment letter or any document or instrument delivered in connection or contemporaneously herewith, in no event shall the Family Stockholders have any obligation to make any purchase, payment or contribution hereunder at any time after the full Damage Amount contemplated by clause (w) or (x) above has been paid in full or the Family Stockholders have fully funded to K-Z Evergreen an amount equal to the Maximum Damage Commitment Amount.

Section 6.        Representations and Warranties.

The Family Stockholders represent and warrant, jointly and severally, to K-Z Evergreen that:

(a)        this commitment letter has been duly and validly executed, and assuming the due authorization, execution and delivery of this commitment letter by K-Z Evergreen, constitutes the valid and binding obligation of the Family Stockholders, enforceable against the Family Stockholders in accordance with its terms, except as may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally or by general equitable principles;

(b)        other than any filing with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act, no consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this commitment letter by the Family Stockholders;

(c)        the execution, delivery and performance by the Family Stockholders of this commitment letter does not and will not (i) subject to the receipt of consents and approvals of Governmental Entities contemplated by the Merger Agreement, violate any applicable law or order to which the Family Stockholders or any of their assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation under any Contract or otherwise of the Family Stockholders;

(d)        the Family Stockholders have, and will have at the Closing, access to the funds necessary to pay and perform its obligations under this commitment letter;

(e)        the Family Stockholders have the financial capacity to pay and perform their obligations under this letter agreement (subject to the terms and conditions hereof) and all funds necessary for the Family Stockholders to fulfill their obligations under this commitment letter shall be available to the Family Stockholders for so long as this commitment letter shall remain in effect in accordance with the terms hereof;

(f)        there are no conditions to the Family Stockholders’ Closing Commitment or Damages Commitment except as expressly set forth herein;

(g)        none of the information to be supplied by or on behalf of the Family Stockholders for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting, and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.        Applicable Law; Jurisdiction.

(a)        This commitment letter will be governed by the Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this commitment letter shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(b)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS

VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7(b).

Section 8.        Amendment; Entire Agreement. This commitment letter may be amended only by an agreement in writing executed by K-Z Evergreen and each Family Stockholder and with the prior written consent of Parent and the Company (not to be unreasonably withheld, conditioned or delayed). This commitment letter, together with the K-Z LLC Equity Commitment Letter, the Trident Equity Commitment Letter, the Rollover Agreement and the Merger Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 9.        Assignment. The Closing Commitment and Damages Commitment evidenced by this commitment letter shall not be assignable by K-Z Evergreen without the Family Stockholders’, the Parent’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Family Stockholders, Parent and the Company (with the Company’s consent not to be unreasonably withheld, conditioned or delayed) and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder by the Family Stockholders shall be permitted without the consent of K-Z Evergreen, Parent and the Company. In addition, the rights of K-Z Evergreen may not be assigned without the Family Stockholders’, Parent’s and the Company’s prior written consent (with the Company’s consent not to be unreasonably withheld, conditioned or delayed). Any purported transfer or assignment of any portion of a party’s rights or obligations hereunder in contravention of this Section 9 shall be null and void ab initio.

Section 10.        Counterparts. This commitment letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement.

Section 11.        Parties in Interest; Third Party Beneficiaries. This commitment letter is for the sole benefit of and shall be binding upon K-Z Evergreen and the Family Stockholders and their respective successors and permitted assigns. Nothing in this commitment letter, express or implied, is intended to or shall confer upon any person other than K-Z Evergreen and the Family Stockholders any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this commitment letter, except as provided in Section 4 hereof with respect to Sponsor Related Parties, in Section 12 hereof with respect to Non-Recourse Parties, and that each of the Parent and the Company shall be an express third-party beneficiary of this commitment letter and shall be entitled to seek a decree or order for specific performance to cause K-Z Evergreen to draw down the full proceeds of the Closing Commitment or Damages Commitment, as applicable, and for the Family Stockholders to fund the Closing Commitment or Damages Commitment, as applicable, and to specifically enforce the other provisions of this commitment letter, in each case, subject to the terms and conditions hereof, but only in the event that the Company would be able to obtain specific performance of the Parent’s obligation to enforce the draw down of the Closing Commitment under the K-Z LLC Equity Commitment Letter or Damages Commitment under the K-Z LLC Equity Commitment Letter pursuant to, and in accordance with, Section 8.06(d) of the Merger Agreement. For the avoidance of doubt, the Closing Commitment or the Damages Commitment, as applicable, will be funded to K-Z Evergreen and under no circumstances will the Parent or the Company be entitled to or seek that the Family Stockholders fund, or cause the funding, of the Closing Commitment or the Damages Commitment, as applicable, directly to the Parent or the Company. None of K-Z Evergreen’s or the Parent’s creditors (other than the Company to the extent that (a) the Company is a creditor of K-Z Evergreen or the Parent and (b) the Company is a third party beneficiary of this commitment letter) shall have any right to enforce this commitment letter or to cause K-Z Evergreen to enforce this commitment letter and none of the Parent’s or the Company’s equity holders or creditors shall have any right to enforce or cause K-Z Evergreen to enforce this commitment letter.

Section 12.        Non-Recourse. Except to the extent expressly set forth in this commitment letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this commitment letter, K-Z Evergreen acknowledges and agrees that (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this commitment letter, or the negotiation, execution or performance of this commitment letter (including any representation or warranty made in or in connection with this commitment letter or as an inducement to enter into this commitment letter), may be made only against the Family Stockholders and (b) no Non-Recourse Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this commitment letter or for any claim based on, in respect of, or by reason of this commitment letter or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party. Recourse against the Family Stockholders pursuant to this commitment letter shall be the sole and exclusive remedy of K-Z Evergreen, Parent, Merger Sub and all of their respective Affiliates against the Family Stockholders and the other Non-Recourse Parties (other than K-Z Evergreen pursuant to the K-Z LLC Equity Commitment Letter) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions. Notwithstanding Parent’s and the Company’s rights as third party beneficiary hereunder as contemplated by Section 11 hereof, each of Parent and the Company is subject to this Section 12 hereof to the same extent as K-Z Evergreen. Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this commitment letter.

Section 13.        Confidentiality. This commitment letter shall be treated as confidential and is being provided to K-Z Evergreen solely in connection with the Transactions. This commitment letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of K-Z Evergreen and the Family Stockholders. The foregoing notwithstanding, this commitment letter shall be provided to Parent and the Company, and Parent, the Company and the undersigned may disclose the existence of this commitment letter (a) to its Affiliates and representatives, (b) to the extent required by applicable law, requested by a Government Entity or to the extent required in connection with any regulatory filings relating to the Merger Agreement or the transactions contemplated thereby and (c) in connection with any Action relating to the Merger Agreement or the transactions contemplated thereby.

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Please countersign a copy of this commitment letter and return it to confirm your agreement with the terms set forth in this commitment letter.

Sincerely,

/s/ Barry D. Zyskind Barry D. Zyskind

/s/ George Karfunkel George Karfunkel

/s/ Leah Karfunkel Leah Karfunkel

ACCEPTED:

K-Z Evergreen, LLC
c/o The Corporation Trust Company
Corporation Trust Center 1209 Orange Street
Wilmington, DE 19801

By:	/s/ Barry D. Zyskind
Name:	Barry D. Zyskind
Title:	Manager